Exhibit 5.3

CONSENT OF BEAR, STEARNS & CO. INC.

     We hereby consent to the references to our name and to our opinion letter in the material change report of The Thomson Corporation (the “Company”), dated May 23, 2007 and as amended on September 27, 2007 (the “Report”), under the heading “Item 4 — Summary of Material Change” and in Appendix A to the Report. We also consent to the incorporation by reference of the Report in this Amendment No. 1 to the Registration Statement on Form F-9.

     This consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement. Our opinion remains subject to the assumptions, limitations and qualifications set forth therein and is not to be used, circulated, quoted or otherwise referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus or any other document, except in accordance with our prior written consent. In giving our consent herein, we do not admit that we come within the category of persons whose consent is required under any applicable law, and we do not admit that we are “experts” for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any comparable provisions of Canadian securities laws.

Yours very truly,

BEAR, STEARNS & CO. INC.

By: /s/ John P. Fargis Name: John P. Fargis Title: Senior Managing Director

New York, New York November 16, 2007